Exhibit 10.11

SECOND ESCROW AGREEMENT

SECOND ESCROW AGREEMENT, made as of the 16th day of September, 2022, by and among TREES Corporation, a Colorado corporation (the “Company”), and the persons and entities identified on the signature page hereof (each individually a “Purchaser,” and collectively, the “Purchasers”), and TCM Tactical Opportunities Fund II LP (as “Lead Investor"), and Day & Associates, LLC (hereinafter the “Escrow Agent”).

W I T N E S S E T H:

WHEREAS, The Company has issued and delivered Senior Secured Convertible Promissory Notes of even date herewith in the principal amount of $10,443,223.00 (“Notes”) to the Lead Investor pursuant to that certain Securities Purchase Agreement by and among the Company and the Lead Investor (“SPA”); and

WHEREAS, the SPA contemplates, and the parties so desire, that portions of the principal of the Notes be held in escrow and released therefrom as set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Purchasers and the Escrow Agent hereby agree as follows:

ARTICLE 1

TERMS OF THE ESCROW

1.1	Establishment of Escrow; Deposit of Escrowed Funds. Upon the date hereof, the following amounts shall be deposited into escrow by the Purchasers into an account maintained by the Escrow Agent (“Escrow Account”) with the Escrow Agent acting as escrow agent in respect thereof and having sole signature authority with respect thereto at all times throughout the term hereof (collectively referred to herein as the “Escrowed Funds”):

a.	An amount equal to $2,500,000 (“Green Tree Escrow”)

b.	An amount equal to $1,200,000 (“Second Acquisition Escrow”)

Escrow Agent shall deliver monthly bank statements to the Company and the Lead Investor showing the current balance and all transactions in the Escrow Account.

1.2	Release of Escrowed Funds.

a.	The Green Tree Escrow shall be released from the Escrow Account as follows:

(i)	An amount equal to $1,500,000 of the Green Tree Escrow (“Green Tree Cash Consideration”) shall be released from the Escrow Account and delivered to the Green Tree Sellers (as hereinafter defined) as directed thereby, no later than three (3) business days after receipt of joint written instructions from the Company and the Lead Investor that the closing of the Green Tree Acquisition is imminent and that the funds should be released. In the event of multiple Closings of the Green Tree Acquisition on different dates, the Green Tree Cash Consideration shall be released after the Closing of both the Ancient Alternatives LLC and Natural Alternatives For Life, LLC transactions. If the Closing of these two acquisitions does not occur by June 30, 2023, the Green Tree Cash Consideration (or any portion thereof not previously delivered to the Green Tree Sellers) shall be remitted to the Purchaser promptly thereafter unless the Lead Investor agrees to extend the escrow period for all Purchasers.

(ii)	The remaining $1,000,000 of the Green Tree Escrow shall be released from the Escrow Account and delivered to the Company within three (3) business days following the Closing of the Green Tree Acquisition, which for greater clarity means the Closing of all five of the acquisitions contemplated thereby.

b.	The Second Acquisition Escrow shall be released from the Escrow Account and delivered to the Company after payment of the Green Tree Cash Consideration pursuant to the Green Tree Escrow and not later than three (3) business days after receipt of joint written instructions from the Company and the Lead Investor that the closing of the Second Acquisition is imminent and that the funds should be released. If the Second Acquisition does not close by September 30, 2023, the Second Acquisition Escrow funds shall be remitted to the Purchaser promptly thereafter unless the Lead Investor agrees to extend the escrow period.

c.	Definitions:

(i)	“Green Tree Acquisition” means acquisition by the Company of all or substantially all of the assets of Ancient Alternatives LLC, Natural Alternatives For Life, LLC, Mountainside Industries, LLC, Hillside Enterprises, LLC, and GT Creations, LLC, each a Colorado limited liability company (“Green Tree Sellers”).

(ii)	“Second Acquisition” means acquisition by the Company of all or substantially all of the assets of a separate cannabis dispensary currently under consideration, or a substantially similar transaction with another seller or sellers.

(iii)	“Closing” for purposes of Section 1.2(a) and (b) shall mean the time when the state and local licenses as set forth on Schedule 1.1 hereof required to run the entity being acquired have transferred to and been accepted by the Company.

1.3	Written Consent for Release of Escrowed Funds. The Escrowed Funds shall only be released from the Escrow Account as set forth above. The Escrow Agent shall require a written notice of consent from the Lead Investor prior to releasing any Escrowed Funds to the Company. The Purchasers hereby authorize the Lead Investor to make any and all decisions related to the release of funds authorized pursuant hereto. Each Purchaser, other than the Lead Investor, expressly waives any right to direct the distribution or release of the Escrowed Funds, and the Escrow Agent is authorized to act upon the instructions of the Lead Investor on behalf of all of the Purchasers in all cases.

ARTICLE 2

MISCELLANEOUS

2.1	Waiver. No waiver or any breach of any covenant or provision contained herein shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed any extension of the time for performance of any other obligation or act.

2.2	Notices. Any notices, consents, waivers or other communications required or permitted to be given hereunder must be in writing and will be deemed to have been given (i) upon receipt, when delivered personally or via email to the email address designated below; (ii) three days after being sent by U.S. certified mail, return receipt requested; or (iii) one day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

TREES Corporation Attention: David R. Fishkin, General Counsel

The addresses for such communications shall be:

If to the Company:

TREES Corporation

1901 S. Navajo Street

Denver, CO 80223

Attention: David R. Fishkin, General Counsel

dfishkin@treescann.com

If to the Purchasers:

To the address of each Purchaser as set forth on the signature page hereto.

If to the Escrow Agent:

Day & Associates, LLC 2 Hudson Place, Suite 100 Hoboken, NJ 07030 Attn: Nicholas Day, Esq. nday@nickdaylaw.com

A party hereto may from time to time change its address or e-mail for notices under this Section by giving at least five (5) days’ prior written notice of such changed address to the other parties hereto.

2.3	Binding Effect. This Escrow Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

2.4	Entire Agreement. This Escrow Agreement is the final expression of, and contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.

2.5	Singular/Plural. Whenever required by the context of this Escrow Agreement, the singular shall include the plural and masculine shall include the feminine. This Escrow Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to Articles are to this Escrow Agreement.

2.6	Governing Law; Jurisdiction. This Escrow Agreement will be construed and enforced in accordance with and governed by the laws of the State of New York, without reference to principles of conflicts or choice of law thereof. Each of the parties consents to the jurisdiction of the state courts of the State of New York sitting in Manhattan in connection with any dispute arising under this Escrow Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Escrow Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Escrow Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. Each party waives its right to a trial by jury. The parties acknowledge and agree that by signing this Agreement, they waive any right to, and will not, raise as a defense that the Agreement included terms that violated federal cannabis laws and should therefore be null and void. This waiver of illegality defense clause also waives the ability for a party to claim the contract is null and void due to any public policy consideration.

2.7	Amendment; Successor Escrow Agent. This Escrow Agreement may be altered or amended only with the consent of all of the parties hereto. Should the Company or the Purchasers attempt to change this Escrow Agreement in a manner which, in the Escrow Agent's sole discretion, shall be undesirable, the Escrow Agent may resign as Escrow Agent by notifying the Company and the Purchasers in writing. In the case of the Escrow Agent's resignation or removal pursuant to the foregoing, its only duty, until receipt of notice from the Company and the Purchasers or its agent that a successor escrow agent shall have been appointed, shall be to hold and preserve the funds. Upon receipt by the Escrow Agent of said notice from the Company and the Purchasers of the appointment of a successor escrow agent, the name of a successor escrow account and a direction to transfer the Escrowed Funds, the Escrow Agent shall promptly thereafter transfer (or arrange for the same) all of the Escrowed Funds held in escrow to said successor escrow agent. Immediately after said transfer, the Escrow Agent shall furnish the Company and the Purchasers with proof of such transfer. The Escrow Agent is authorized to disregard any notices, requests, instructions or demands received by it from the Company or the Purchasers after notice of resignation or removal shall have been given, unless the same shall be the aforementioned notice from the Company and the Purchasers to transfer the funds to a successor escrow agent or to return same to the respective parties.

2.8	Expenses. The Escrow Agent shall be reimbursed by the Company and the Purchasers for any reasonable expenses incurred in the event there is a conflict between the parties and the Escrow Agent shall deem it necessary to retain counsel.

2.9	No Liability. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith in accordance with the advice of the Escrow Agent's counsel; and in no event shall the Escrow Agent be liable or responsible except for the Escrow Agent's own gross negligence or willful misconduct. The Escrow Agent in its capacity as such has no liability hereunder to any party hereto other than to hold the Escrowed Funds (or arrange for the same) and to deliver them (or arrange for the same) under the terms hereof. The Escrow Agent and its designees, and their respective directors, officers, partners, employees, attorneys and agents, shall be indemnified, reimbursed, held harmless and, at the request of the Escrow Agent, defended by the Company and the Purchasers, jointly and severally, from and against any and all claims, liabilities, losses and expenses (including, without limitation, the disbursements, expenses and fees of their respective attorneys) that may be imposed upon, incurred by, or asserted against any of the Escrow Agent and its designees, or any of their respective directors, officers, partners, employees, attorneys or agents, arising out of or related directly or indirectly to this Escrow Agreement or any Escrowed Funds or documents, except such as are occasioned by the indemnified person's own acts and omissions breaching a duty owed to the claimant and amounting to gross negligence or willful misconduct as finally determined pursuant to applicable law by a governmental authority having jurisdiction.

2.10	Conflicting Demands. If conflicting or adverse claims or demands are made or notices served upon the Escrow Agent with respect to the escrow provided for herein, the Company and the Purchasers agree that the Escrow Agent shall be entitled to refuse to comply with any such claim or demand and to withhold and stop all further performance of this escrow so long as such disagreement shall continue. In so doing, the Escrow Agent shall not be or become liable for damages, losses, expenses or interest to the Company or any Purchaser or any other person for its failure to comply with such conflicting or adverse demands. The Escrow Agent shall be entitled to continue to so refrain and refuse to so act until: (a) the rights of the adverse claimants have been finally adjudicated in a court assuming and having jurisdiction and venue over the parties and/or the documents, instruments or funds involved herein or affected hereby; and/or (b) the Escrow Agent shall have received an executed copy of a dispositive settlement agreement to which the Company, the Purchasers and all other adverse claimants, if any, are parties and signatories; and/or (c) the Escrow Agent has received instructions signed by the Company and the Lead Investor to transfer the Escrow Funds to a third party pursuant to a new escrow arrangement that has been approved by the Company and the Lead Investor. The Escrow Agent also may elect to commence an interpleader or other action for declaratory judgment for the purpose of having the respective rights of the claimants adjudicated, and may deposit with the court all funds and documents held hereunder pursuant to this Escrow Agreement; and if it so commences and deposits, the Escrow Agent shall be relieved and discharged from any further duties and obligations under this Escrow Agreement. The Company and the Purchasers agree to pay jointly and severally all costs, expenses and attorneys' fees and expenses incurred by the Escrow Agent in seeking any such judgment. The Company and the Lead Investor may also elect to change the escrow agent at any time, and the Escrow Agent shall comply with such request and authorize the transfer of funds to the new escrow agent promptly upon receipt of joint instructions from the Company and the Lead Investor to do so.

2.11	Reliance. The Escrow Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, statement, paper, document, writing or communication (which to the extent permitted hereunder may be by telegram, cable, telex, email, facsimile, or telephone) reasonably believed by it to be genuine and to have been signed, sent or made by the proper person or persons, and upon opinions and advice of legal counsel (including himself or counsel for any party hereto), independent public accountants and other experts selected by the Escrow Agent.

2.12	Escrow Agent’s Relationship. The Escrow Agent is acting under this Escrow Agreement as a stakeholder only and shall be considered an independent contractor with respect to the Company and each Purchaser. No term or provision of this Escrow Agreement is intended to create, nor shall any such term or provision be deemed to have created, any principal-agent, trust, joint venture, partnership, debtor-creditor or attorney-client relationship between or among the Escrow Agent and any of the Company and the Purchasers. This Escrow Agreement shall not be deemed to prohibit or in any way restrict the Escrow Agent's representation of the Lead Investor, which may be advised by the Escrow Agent on any and all matters, including matters pertaining to the Agreement, this

Escrow Agreement and the Escrowed Funds and documents. Each Purchaser and the Company hereby waive any conflict of interest and irrevocably authorizes and directs the Escrow Agent to carry out the terms and provisions of this Escrow Agreement fairly as to all parties, without regard to any such representation and irrespective of the impact upon the Company or any Purchaser. The Escrow Agent's only duties are those expressly set forth in this Escrow Agreement, and the Company and each Purchaser authorizes the Escrow Agent to perform those duties in accordance with its usual practices in holding funds and documents of its own or those of other escrows. The Escrow Agent may exercise or otherwise enforce any of its rights, powers, privileges, remedies and interests under this Escrow Agreement and applicable law or perform any of its duties under this Escrow Agreement by or through its directors, officers, partners, employees, attorneys, agents or designees.

2.13	Waiver of Liability. The Escrow Agent and its designees, and their respective directors, officers, partners, employees, attorneys and agents, shall not incur any liability whatsoever for the investment or disposition of funds, the holding or delivery of documents or the taking of any other action in accordance with the terms and provisions of this Escrow Agreement, for any mistake or error in judgment, for compliance with any applicable law or any attachment, order or other directive of any court or other authority (irrespective of any conflicting term or provision of this Escrow Agreement), or for any act or omission of any other person engaged by the Escrow Agent in connection with this Escrow Agreement; and the Company and each Purchaser hereby waives any and all claims and actions whatsoever against the Escrow Agent and its designees, and their respective directors, officers, partners, employees, attorneys and agents, arising out of or related directly or indirectly to any and all of the foregoing acts, omissions and circumstances. Furthermore, the Escrow Agent and its designees, and their respective directors, officers, partners, employees, attorneys and agents, shall not incur any liability (other than for a person's own acts or omissions breaching a duty owed to the claimant and amounting to gross negligence or willful misconduct as finally determined pursuant to applicable law by a governmental authority having jurisdiction) for other acts and omissions arising out of or related directly or indirectly to this Escrow Agreement or the escrowed funds or documents; and the Company and each Purchaser hereby expressly waives any and all claims and actions (other than those attributable to a person's own acts or omissions breaching a duty owed to the claimant and amounting to gross negligence or willful misconduct as finally determined pursuant to applicable law by a governmental authority having jurisdiction) against the Escrow Agent and its designees, and their respective directors, officers, partners, employees, attorneys and agents, arising out of or related directly or indirectly to any and all of the foregoing acts, omissions and circumstances. Notwithstanding anything to the contrary stated herein or any interpretation thereof, the Escrow Agent shall be responsible for any act or omission that constitutes his or his agent’s gross negligence, willful misconduct, or direct contravention of the terms of this Agreement or a joint directive of the Lead Investor and the Company authorized hereby.

[Signatures pages follow immediately]

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be executed as of the date set forth above.

TREES CORPORATION

By:
	Name:	Adam Hershey
	Title:	Interim Chief Executive Officer

Lead Investor
TCM Tactical Opportunities Fund II LP

By:
	Name:	Douglas Troob
	Title:	Managing Partner

Escrow Agent:
Day & Associates, LLC

By:
Nicholas Day, Esq.
Managing Member

Purchasers:
Individual Purchasers: Name: Entity Purchasers: Name of Entity By:___________________________________ Name: Title:

Schedule 1.1.

Natural Alternatives for Life, LLC – State Medical Cultivation 403-01331

Natural Alternatives for Life, LLC – Berthoud Medical Cultivation

Natural Alternatives for Life, LLC - State Medical Dispensary 402-00859

Natural Alternatives for Life, LLC – Berthoud Medical Dispensary

Natural Alternatives for Life, LLC - State Retail Dispensary 402R-00771

Natural Alternatives for Life, LLC - Berthoud Retail Dispensary

Ancient Alternatives, LLC - State Medical Dispensary 402-01085

Ancient Alternatives, LLC - Boulder County Medical Dispensary MMB-15-0001

Ancient Alternatives, LLC - State Retail Dispensary 402R-00535

Ancient Alternatives, LLC - Boulder County Retail Dispensary RMB-15-0013

Ancient Alternatives, LLC – State Medical Cultivation 403-01685

Ancient Alternatives, LLC - Boulder County Medical Cultivation MMB-12-0036

Ancient Alternatives, LLC – State Retail Cultivation 403R-00693

Ancient Alternatives, LLC - Boulder County Retail Cultivation RMB-16-0001